Exhibit 10.11.2

AMENDMENT ONE

TO

THE BANCORP, INC.

STOCK OPTION AND EQUITY PLAN OF 2013

WHEREAS,  The Bancorp, Inc. (the “Company”) maintains The Bancorp, Inc. Stock Option and Equity Plan of 2013 (“the “Plan”) which was approved by the Company’s stockholders on May 6, 2013; and

WHEREAS, the Company desires to amend the Plan to provide additional ways for participants to satisfy tax withholding obligations; and

WHEREAS, Section 20 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time, provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”),  or applicable laws, or to comply with applicable stock exchange requirements; and

WHEREAS, the Company’s common stock is traded on The Nasdaq Global Select Market (the “NASDAQ”); and

WHEREAS, NASDAQ Rule 5635(c) generally requires stockholder approval when an equity plan is established or materially amended; and

WHEREAS, NASDAQ Rule 5635(c) provides that a material amendment would include, but is not limited to, any material increase in benefits to participants; and

WHEREAS,  this Amendment One does not constitute a material increase in benefits to participants; and

WHEREAS, the Code does not require shareholder approval of this Amendment One.

NOW THEREFORE, the Plan is hereby amended as follows effective as of January 18, 2018:

1.Section 16 of the Plan is amended and restated to read in its entirety as follows:

“Tax Withholding.

(a)

Effective January 18, 2018, where a Participant is entitled to receive shares of Stock upon the vesting of a Grant (excluding an Option), the Company shall have the right to require or allow such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting, or, in lieu thereof, to retain, or to sell (with or without notice), a sufficient number of shares of Stock to cover the amount

{Clients/1523/00262723.DOCX/7 }

required to be withheld.    In addition, a Participant shall have the right to direct the Company to satisfy the required federal, state and local tax withholding by, with respect to Restricted Stock, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards, withholding (or selling) a number of shares (based on the Fair Market Value of TBBK on the date immediately prior to the vesting date, or another method as determined by the Compensation Committee) otherwise vesting that would satisfy the amount of required tax withholding, and (iii) any other method as allowable by applicable law.  Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under FASB ASC Topic 718 is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the award were subject to tax withholding requirements.

(b)

For purposes of clarity, this Amendment does not apply to Section 7(g) of the Plan which covers withholding for Incentive Stock Options and Nonqualified Stock Options and consequently this Amendment does not constitute a material modification of an Incentive Stock Option.”

IN WITNESS WHEREOF, the Board has adopted this Amendment on the date set forth below.

THE BANCORP, INC.

January 17, 2018By: Paul Frenkiel

DateIts: Secretary

{Clients/1523/00262723.DOCX/7 }